Exhibit 99.1

For Immediate Release: October 18, 2007

Bridge Capital Holdings Reports Financial Results
For the Third Quarter Ended September 30, 2007

Third Quarter Net Income Increases 19% Year-over-Year

San Jose, CA - October 18, 2007- Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, one of the fastest-growing full-service business banks in California and the nation, today announced financial results for the third quarter and nine months ended September 30, 2007.

The Company reported net income of $2.8 million, or $0.40 per diluted share, for the three months ended September 30, 2007. This represented an increase of $444,000, or 19%, compared to net income of $2.3 million, or $0.34 per diluted share, in the same period one year ago. Net income for the nine months ended September 30, 2007 was $8.2 million, or $1.18 per diluted share, an increase of $1.9 million, or 31%, compared to $6.3 million, or $0.92 per diluted share, for the first nine months of 2006.

“We are pleased with our strong quarterly performance in light of the significant challenges being faced by the industry,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. “The slowdown in national credit markets, particularly in the housing sector, continues to highlight the benefits of the diversity of our business. We have not diluted our focus by entering the residential mortgage markets and we have deliberately limited our exposure to the housing sector. We believe the economic environment in our primary market of Silicon Valley continues to be sound and it is reflected in our commercial and technology based business development.”

Third Quarter Highlights

•	Net income of $2.8 million for the third quarter of 2007 represented an increase of $444,000 compared to $2.3 million for the third quarter of 2006.

•	Growth in average earning assets produced an increase in net interest income of 22%, or $2.2 million, compared to the same period one year earlier.

•	Net interest margin for the third quarter of 2007 remained strong at 6.46%.

•
Non-interest income increased $600,000 to $1.4 million in the third quarter of 2007 from $800,000 in the third quarter of 2006, in part, due to recognition of approximately $375,000 from the liquidation of a warrant position in one of the Bank’s loan clients.

•	Total assets increased $134.2 million to $789.9 million as of September 30, 2007 compared to $655.7 million on the same date one year earlier.

•	Return on average assets and return on average equity were 1.36% and 19.02%, respectively, for the third quarter of 2007.

Net Interest Income and Margin

Earnings growth was driven primarily by growth in net interest income. Net interest income of $12.3 million for the quarter ended September 30, 2007 represented an increase of approximately $2.2 million, or 22%, over $10.1 million reported for the same quarter one year earlier and was primarily attributed to growth in average earning assets of $162.4 million, or 27%, compared to the same quarter in 2006. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 83.54% during the quarter ended September 30, 2007, which represented a slight decrease compared to an average of 83.61% for the same quarter of 2006.

For the nine months ended September 30, 2007, net interest income of $35.2 million represented growth of $7.3 million, or 26%, over $27.9 million for the first nine months of 2006. For the nine month period, growth in average earning assets was the primary driver of growth in net interest income. Average earning assets were $701.8 million compared to $539.3 million for the same period one year earlier. The Company’s average loan-to-deposit ratio for the nine months ended September 30, 2007 was 86.52% compared to 88.56% for the same period one year earlier reflecting slightly faster growth in deposit funding relative to loan growth.

Changes in short-term interest rates also impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates. As such, the nature of the Company’s balance sheet is that, over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities. The Company’s prime rate averaged 8.18% and 8.23%, respectively, in the quarter and nine months ended September 30, 2007 compared to 8.25% and 7.86%, respectively, in the same periods one year earlier.

The Company’s net interest margin for the quarter and nine months ended September 30, 2007 was 6.46% and 6.71%, respectively, declining slightly from 6.73% and 6.91%, respectively, in the same periods one year earlier as a result of the decrease in the prime rate noted above, a decrease in loan fees as a percentage of loans, growth in the volume of average interest bearing liabilities and decreased balance sheet leverage.

Non-Interest Income

The Company’s non-interest income for the quarter and nine months ended September 30, 2007 was $1.4 million and $5.3 million, respectively, compared to $800,000 and $3.0 million, respectively, for the same periods one year ago. Non-interest income is primarily comprised of gains realized on sales of SBA loans, and the increase in non-interest income primarily reflects a higher volume of SBA loan sales in 2007. During the quarter and nine months ended September 30, 2007, the Company sold SBA loans totaling $20.3 million and $76.8 million, respectively, compared to $8.1 million and $51.4 million, respectively, for the same periods during 2006. In addition, non-interest income for the quarter included approximately $375,000 resulting from the liquidation of a warrant position in one of the Bank’s loan clients.

Net interest income and non-interest income comprise total revenue of $13.8 million for the three months ended September 30, 2007 compared to $10.9 million for the same period one year earlier, representing an increase of $2.9 million, or 26%. For the nine months ended September 30, 2007, total revenue of $40.6 million represented an increase of $9.7, or 34%, over $30.9 million for the first nine months of 2006.

“Key operating measures remained strong in the third quarter of 2007,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. “However, during the third quarter, deposit growth outpaced loan growth which reduced balance sheet leverage. As a result, our ROAA decreased slightly to 1.36%, and the net interest margin declined slightly to 6.46%. While these remain strong measures, maintaining or exceeding these levels will depend on our ability to increase and sustain the loan-to-deposit ratio. In addition, for the first time we saw a meaningful contribution from a successful liquidation of a warrant position in our technology division. We believe this demonstrates the benefit of diversity in our mix of business lines.”

Non-Interest Expense

Non-interest expense was $8.7 million and $25.0 million for the quarter and nine months ended September 30, 2007, respectively, compared to $7.1 million and $20.0 million, respectively, for the same periods in 2006. The increase in non-interest expense was primarily due to an increase in salary and benefits expense associated with the Company’s expansion. Salary and benefits expense for the quarter ended September 30, 2007 was $5.5 million, an increase of $900,000 over $4.6 million in the same period of 2006. Salary and benefits expense for the nine months ended September 30, 2007 was $15.8 million, an increase of $3.1 million over $12.7 million in the same period of 2006. As of September 30, 2007 the Company employed 164 full-time equivalents (FTE) compared to 132 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 63.30% and 61.63% for the quarter and nine months ended September 30, 2007 compared to 64.89% and 64.94%, respectively, in the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at September 30, 2007 of $789.9 million, compared to $655.7 million on the same date one year ago. The increase in total assets represented growth of $134.2 million, or 21%, compared to September 30, 2006. Total assets at September 30, 2007 represented growth of $67.9 million, or 9%, compared to $722.0 million at December 31, 2006.

The Company reported total gross loans outstanding at September 30, 2007 of $611.2 million, which represented an increase of $125.6 million, or 26%, over $485.6 million for the same date one year earlier. Total loans at September 30, 2007 represented growth of $70.4 million, or 13%, compared to $540.8 million at December 31, 2006.

The Company’s total deposits were $702.9 million as of September 30, 2007, compared to total deposits of $585.8 million as of September 30, 2006. The increase in deposits represented growth of $117.1 million, or 20%, compared to September 30, 2006. Total deposits at September 30, 2007 represented growth of $57.9 million, or 9%, compared to $645.0 million at December 31, 2006.

For the quarter ended September 30, 2007, the Company’s return on average assets and return on average equity were 1.36% and 19.02%, respectively, and compared to 1.44% and 19.99%, respectively, for the same period in 2006. Return on average assets and return on average equity for the nine months ended September 30, 2007 were 1.46% and 20.20%, respectively, up from 1.44% and 19.31%, respectively, for the same period one year earlier.

Credit Quality

The allowance for loan losses was $8.0 million, or 1.31% of total loans, at September 30, 2007, compared to $6.7 million, or 1.39% of total loans, at September 30, 2006. The provision for credit losses for the three and nine months ended September 30, 2007 was $475,000 and $1.7 million, respectively, compared to $100,000 and $772,000, respectively, for the same periods in 2006. During the three and nine months ended September 30, 2007, the Company charged-off balances totaling $312,000 and $1.3 million, respectively, which compared to no loan charge-off activity during the same periods of 2006. During the third quarter of 2007, the Company recognized $250,000 in loan recoveries. The loan recoveries in the third quarter represented all of the activity for the first nine months of 2007 and compared to no loan recoveries during the same periods of 2006.

At September 30, 2007 nonperforming assets totaled $425,000, or 0.05% of total assets, compared to $2.6 million, or 0.39% of total assets, on the same date one year earlier. The single nonperforming asset at September 30, 2007 was a commercial property categorized as “other real estate owned”.

Capital Adequacy

At September 30, 2007, shareholders’ equity in the Company totaled $60.0 million, up from $47.0 million on the same date one year earlier. As a result, the Company’s total risk-based capital ratio, tier one capital ratio, and leverage ratio of 11.80%, 10.68%, and 10.20%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Santa Clara County’s full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, Redwood City, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, Orange County, Dallas, TX, and Reston, VA business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408-556-8301	408-556-8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements describe future plans, strategies, and expectations, and are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Bank, the banking industry and general economic conditions. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.

These risks and uncertainties include, but are not limited to: (1) competitive pressures in the banking industry; (2) changes in interest rate environment; (3) general economic conditions, nationally, regionally, and in operating markets; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) future credit loss experience; (8) the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; (9) civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; and (10) the involvement of the United States in war or other hostilities.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities Exchange Commission.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Nine months ended
	09/30/07	06/30/07	09/30/06	09/30/07	09/30/06

INTEREST INCOME
Loans	$15,585	$15,433	$12,762	$45,202	$34,696
Federal funds sold	1,138	753	1,453	2,415	2,723
Investment securities available for sale	904	750	113	2,324	316
Total interest income	17,627	16,936	14,328	49,941	37,735

INTEREST EXPENSE
Deposits:
Interest-bearing demand	10	10	9	33	23
Money market and savings	3,984	3,628	2,733	10,609	6,073
Certificates of deposit	1,039	1,112	1,239	3,307	2,924
Other	262	260	257	782	825
Total interest expense	5,295	5,010	4,238	14,731	9,845

Net interest income	12,332	11,926	10,090	35,210	27,890
Provision for credit losses	475	1,000	100	1,675	772
Net interest income after provision
for credit losses	11,857	10,926	9,990	33,535	27,118

NON-INTEREST INCOME
Service charges on deposit accounts	166	181	131	497	370
Gain on sale of SBA loans	363	1,890	225	2,986	1,064
Other non-interest income	906	542	443	1,859	1,526
Total non-interest income	1,435	2,613	799	5,342	2,960

OPERATING EXPENSES
Salaries and benefits	5,530	5,265	4,627	15,796	12,706
Premises and fixed assets	1,173	1,026	808	3,149	2,122
Other	2,012	2,131	1,631	6,046	5,206
Total operating expenses	8,715	8,422	7,066	24,991	20,034

Income before income taxes	4,577	5,117	3,723	13,886	10,044
Income taxes	1,825	2,134	1,415	5,707	3,786

NET INCOME	$2,752	$2,983	$2,308	$8,179	$6,258

EARNINGS PER SHARE
Basic earnings per share	$0.43	$0.47	$0.37	$1.28	$1.00
Diluted earnings per share	$0.40	$0.43	$0.34	$1.18	$0.92
Average common shares outstanding	6,397,140	6,381,493	6,283,125	6,369,991	6,262,169
Average common and equivalent
shares outstanding	6,947,833	6,933,273	6,819,049	6,923,726	6,795,493

PERFORMANCE MEASURES
Return on average assets	1.36%	1.57%	1.44%	1.46%	1.44%
Return on average equity	19.02%	22.09%	19.99%	20.20%	19.31%
Efficiency ratio	63.30%	57.93%	64.89%	61.63%	64.94%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	09/30/07	06/30/07	03/31/07	12/31/06	09/30/06

ASSETS
Cash and due from banks	$19,076	$21,274	$21,673	$24,360	$18,987
Federal funds sold	70,155	39,790	60,620	93,845	116,165
Investment securities available for sale	66,071	73,362	53,920	43,933	18,971
Loans:
Commercial	264,360	258,978	213,436	197,174	185,789
SBA	63,205	56,176	60,871	59,888	51,894
Real estate construction	83,030	104,652	116,282	103,710	99,427
Real estate other	144,438	134,299	123,853	115,313	105,395
Factoring and asset-based lending	43,942	42,683	51,904	56,924	36,658
Other	12,231	9,341	8,794	7,771	6,469
Loans, gross	611,206	606,129	575,140	540,780	485,632
Unearned fee income	(1,616)	(1,483)	(1,586)	(1,495)	(1,601)
Allowance for credit losses	(8,003)	(7,590)	(7,533)	(7,329)	(6,728)
Loans, net	601,587	597,056	566,021	531,956	477,303
Premises and equipment, net	4,618	4,966	4,050	3,479	2,935
Accrued interest receivable	4,748	4,608	4,212	4,292	3,041
Other assets	23,622	22,741	20,626	20,114	18,304
Total assets	$789,877	$763,797	$731,122	$721,979	$655,706

LIABILITIES
Deposits:
Demand noninterest-bearing	$201,133	$218,651	$195,965	$198,639	$164,483
Demand interest-bearing	4,271	4,563	9,611	3,901	4,005
Money market and savings	418,503	372,470	352,975	333,838	294,698
Time	78,943	85,442	94,847	108,609	122,638
Total deposits	702,850	681,126	653,398	644,987	585,824

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Accrued interest payable	298	276	289	318	355
Other liabilities	9,187	9,882	7,449	10,053	5,044
Total liabilities	729,862	708,811	678,663	672,885	608,750

SHAREHOLDERS' EQUITY
Common stock	36,888	36,466	35,954	35,427	34,824
Retained earnings	22,722	19,970	16,987	14,543	12,167
Accumulated other comprehensive (loss)	405	(1,450)	(482)	(876)	(35)
Total shareholders' equity	60,015	54,986	52,459	49,094	46,956
Total liabilities and shareholders' equity	$789,877	$763,797	$731,122	$721,979	$655,706

CAPITAL ADEQUACY
Tier I leverage ratio	10.20%	10.13%	10.15%	10.97%	10.75%
Tier I risk-based capital ratio	10.68%	10.48%	10.55%	10.52%	11.03%
Total risk-based capital ratio	11.80%	11.56%	11.69%	11.74%	12.46%
Total equity/ total assets	7.60%	7.20%	7.18%	6.80%	7.16%
Book value per share	$9.32	$8.61	$8.21	$7.77	$7.46

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended September 30,
	2007			2006

	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets (2):
Loans (1)	$597,214	10.35%	$15,585	$473,311	10.70%	$12,763
Federal funds sold	89,483	5.05%	1,138	110,219	5.23%	1,453
Investment securities	70,498	5.09%	904	11,272	3.98%	113
Other	-	0.00%	-	-	0.00%	-
Total interest earning assets	757,195	9.24%	17,627	594,802	9.56%	14,329

Noninterest-earning assets:
Cash and due from banks	20,882			26,209
All other assets (3)	23,172			15,262
TOTAL	$801,249			$636,273

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,761	0.69%	$10	$3,900	0.92%	$9
Money market and savings	417,255	3.79%	3,984	288,895	3.75%	2,733
Time	84,149	4.90%	1,039	116,353	4.22%	1,239
Other	17,527	5.93%	262	17,527	5.84%	258
Total interest-bearing liabilities	524,692	4.00%	5,295	426,675	3.94%	4,239

Noninterest-bearing liabilities:
Demand deposits	207,753			156,935
Accrued expenses and
other liabilities	11,404			6,849
Shareholders' equity	57,400			45,814
TOTAL	$801,249			$636,273

Net interest income and margin		6.46%	$12,332		6.73%	$10,090

(1)	Loan fee amortization of $1.5 million and $1.3 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $7.8 million and $6.7 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Nine months ended September 30,
	2007			2006

	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets (2):
Loans (1)	$578,204	10.45%	$45,202	$453,891	10.22%	$34,696
Federal funds sold	62,803	5.14%	2,415	73,177	4.98%	2,723
Investment securities	60,809	5.11%	2,324	12,240	3.45%	316
Other	-	0.00%	-	-	0.00%	-
Total interest earning assets	701,816	9.51%	49,941	539,308	9.35%	37,735

Noninterest-earning assets:
Cash and due from banks	27,210			27,596
All other assets (3)	21,145			15,545
TOTAL	$750,171			$582,449

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,563	0.79%	$33	$3,595	0.86%	$23
Money market and savings	370,379	3.83%	10,609	245,230	3.31%	6,073
Time	91,247	4.85%	3,307	95,708	4.08%	2,924
Other	17,527	5.97%	782	19,638	5.62%	825
Total interest-bearing liabilities	484,716	4.06%	14,731	364,171	3.61%	9,845

Noninterest-bearing liabilities:
Demand deposits	201,103			167,993
Accrued expenses and
other liabilities	10,209			6,957
Shareholders' equity	54,143			43,328
TOTAL	$750,171			$582,449

Net interest income and margin		6.71%	$35,210		6.91%	$27,890

(1)	Loan fee amortization of $4.3 million and $3.1 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $7.5 million and $6.3 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	09/30/07	06/30/07	03/31/07	12/31/06	09/30/06

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$7,590	$7,533	$7,329	$6,728	$6,620
Provision for credit losses, quarterly	475	1,000	200	600	100
Charge-offs, quarterly	(312)	(943)	-	-	-
Recoveries, quarterly	250	-	4	1	8
Balance, end of period	$8,003	$7,590	$7,533	$7,329	$6,728

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$-	$-	$5,450	$437	$2,572
Loans restructured and in compliance with
modified terms	-	-	-	-	-
Other loans with principal or interest contractually
past due 90 days or more	-	-	-	-	-
Nonperforming loans	-	-	5,450	437	2,572
Other real estate owned	425	425	-	-	-
Nonperforming assets	$425	$425	$5,450	$437	$2,572

ASSET QUALITY
Allowance for credit losses / gross loans	1.31%	1.25%	1.31%	1.36%	1.39%
Allowance for credit losses / nonperforming loans	0.00%	0.00%	138.22%	1677.12%	261.59%
Nonperforming assets / total assets	0.05%	0.06%	0.75%	0.06%	0.39%
Nonperforming loans / gross loans	0.00%	0.00%	0.95%	0.08%	0.53%
Net quarterly charge-offs / gross loans	0.01%	0.16%	0.00%	0.00%	0.00%